As filed with the Securities and Exchange Commission on January 18, 2022 Registration No. 333-230712 Registration No. 333-198689

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-230712
Form S-8 Registration Statement No. 333-198689

UNDER THE SECURITIES ACT OF 1933

Corvus Gold Inc.

(Corvus Gold ULC as successor by amalgamation to Corvus Gold Inc.)

(Exact name of Registrant as specified in its charter)

British Columbia (State or other jurisdiction of incorporation or organization)	98-0668473 (I.R.S. Employer Identification No.)
1750-700 West Pender Street Vancouver, British Columbia, Canada V6C 1G8 (Address of Principal Executive Offices)

AMENDED 2010 INCENTIVE STOCK OPTION PLAN (adopted on August 12, 2010 and amended on October 29, 2013) (Full title of the plans)

Timothy Thompson President 1750-700 West Pender Street Vancouver, British Columbia, Canada V6C 1G8 (604) 638-3246 (Name, address, and telephone number, including area code, of agent for service)

Copies to:

Jason K. Brenkert

Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, Colorado 80202

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

PART I

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements on Form S-8 (collectively the “Registration Statements”) previously filed by Corvus Gold Inc. (the “Company”) with the Securities and Exchange Commission: (1) Registration Statement No. 333-230712 filed on April 4, 2019, pertaining to the offering by the Company of up to an aggregate of 8,286,077 common shares of the Company, without par value per share (“the Common Shares”) to be issued under the Amended 2010 Incentive Stock Option Plan (the “Plan”); and (2) Registration Statement No. 333-198689 filed on September 11, 2014, pertaining to the offering by the Company of up to an aggregate of 7,556,502 Common Shares be issued under the Plan.

Pursuant to the Arrangement Agreement, dated as of September 13, 2021 (the “Arrangement Agreement”), by and among the Company, 1323606 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of British Columbia (the “Purchaser”) and AngloGold Ashanti Holdings plc, a public limited company existing under the laws of the Isle of Man (the “Guarantor”), at 12:01 a.m. (Vancouver Time) on January 18, 2022, the Company consummated the statutory plan of arrangement under the Business Corporations Act (British Columbia) (the “Arrangement”), pursuant to which the Purchaser acquired all of the issued and outstanding Common Shares not already owned by AngloGold Ashanti Limited (“AGA”) and its affiliates for C$4.10 per Common Share (the “Consideration”). Subsequently, the Purchaser and the Company were amalgamated to form one corporate entity (Corvus Gold ULC), with the legal existence of the Purchaser surviving the amalgamation and the Company’s Common Shares were canceled pursuant to the Arrangement. AngloGold Ashanti (U.S.A.) Holdings Inc., which is the direct parent company of the Purchaser, received one common share in the authorized share structure of Corvus Gold ULC for each common share previously held by AngloGold Ashanti (U.S.A.) Holdings Inc. in the Purchaser. Corvus Gold ULC is now an indirect wholly owned subsidiary of AngloGold Ashanti Limited.

In connection with the transactions contemplated by the Arrangement Agreement, the offering of the Company’s securities pursuant to the Registration Statements has been terminated as of the date hereof. In accordance with an undertaking made by the Company in Part II of each of the above named Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statements, Corvus Gold ULC hereby removes from registration all such securities registered under the Registration Statements that remain unsold.

SIGNATURES

Pursuant to the requirements of the United States Securities Act on 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, City of Vancouver, British Columbia, on this 18th day of January, 2022.

CORVUS GOLD ULC

By:	/s/ Timothy Thompson
Timothy Thompson
President

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933.